Exhibit 3.1

CERTIFICATE OF DESIGNATIONS,
PREFERENCES AND RIGHTS
of
SERIES A CONVERTIBLE PREFERRED STOCK
of
MOJO ORGANICS, INC.

Mojo Organics, Inc., a corporation organized and existing under the laws of the State of Delaware (“Corporation”), hereby certifies that the Board of Directors of the Corporation (the “Board of Directors” or the “Board”), pursuant to authority of the Board of Directors as required by applicable law, and in accordance with the provisions of its articles of incorporation and by-laws, has authorized and hereby authorizes a series of the Corporation’s previously authorized Preferred Stock, par value $0.001 per share (the “Preferred Stock”), and hereby states the designation and number of shares, and fixes the rights, preferences, privileges, powers and restrictions thereof, as follows:

Capitalized terms used and not otherwise immediately defined are defined in Section 9 below.

1.           Designation, Amount and Par Value. The series of Preferred Stock shall be designated as the “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”) and the number of shares so designated shall be 300,000.

2.           Stated Value; Dividends.

a.           Stated Value.  The par value of each issued share of Series A Preferred Stock shall be $0.001 per share, and the stated value of each issued share of Series A Preferred Stock shall be deemed to be $4.00 (the “Stated Value”).

b.           Dividends.  The Holders of Series A Preferred Stock shall be entitled to receive dividends and other distributions when, as and if declared by the Board of Directors out of funds legally available for such purposes.  If at any time the Corporation declares any dividend or other distribution on the Common Stock or any other Junior Security and there are shares of its Series A Preferred Stock issued and outstanding, then a dividend or other distribution shall also be declared on the Series A Preferred Stock payable prior to the dividend or other distribution on the Common Stock or any other Junior Security, entitling each Holder of Series A Preferred Stock to receive the dividend or distribution such holder would have received had such holder converted the Series A Preferred Stock into Conversion Shares as of the record date for determining shareholders entitled to receive such dividend or distribution.

Dividends shall be payable to Holders of record, as they appear on the stock books of the Corporation on such record dates as may be declared by the Board of Directors, not more than sixty (60) days, nor less than ten (10) days preceding the payment dates of such dividends.  If the dividend on the Series A Preferred Stock shall not have been paid or set apart in full for the Series A Preferred Stock when payable, the aggregate deficiency shall be cumulative and shall be fully paid or set apart for payment before any dividends shall be paid upon or set apart for, or any other distributions paid made on, or any payments made on account of the purchase, redemption or retirement of, the Common Stock or any other Junior Security.  When dividends are not paid in full upon the shares or fractions of a share of Series A Preferred Stock and any shares pari passu with the Series A Preferred Stock, all dividends declared upon this series and any other shares pari passu with the Series A Preferred Stock shall be declared, pro rata, so that the amount of dividends declared per share or fraction of a share on this Series A Preferred Stock and such other shares pari passu with the Series A Preferred Stock shall in all cases bear to each other the same rates that accrued dividends per share on the shares of Series A Preferred Stock and such other shares pari passu with the Series A Preferred Stock bear to each other.

3.           Voting.

a.           Voting Rights.  Except as otherwise provided herein or as otherwise required by law, each Holder of the shares of Series A Preferred Stock shall have the right to the number of votes equal to the number of Conversion Shares then issuable upon conversion of the Series A Preferred Stock held by such Holder in all matters as to which shareholders are required or permitted to vote, and with respect to such vote, such Holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision in these Articles as amended hereby, to vote, together with the holders of Common Stock as a single class, with respect to any question upon which holders of Common Stock have the right to vote; provided, however, as to any Holder the right to vote such shares shall be limited to the number of shares issuable to such Holder pursuant to Section 5(f) below on the record date for such vote.  To the extent permitted under applicable corporate law, but subject to Section 3(b) below, the Corporation’s shareholders may take action by the affirmative vote of a majority of all shareholders of this Corporation entitled to vote on an action.  Without limiting the generality of the foregoing the Corporation may take any of the actions by the affirmative vote of the holders of a majority of the Series A Preferred Stock and the Common Stock and other voting Common Stock Equivalents, voting together as one class, with each holder of Series A Preferred Stock having the number of votes set forth above.

b.           Limitations on Corporate Actions.  Notwithstanding anything to the contrary in Section 3(a) above, as long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without the written consent or affirmative vote of the Holders of no-less than fifty one percent (51%) of the then-outstanding shares of Series A Preferred Stock consenting or voting (as the case may be) as a separate class from the Common Stock, the Corporation shall not, either directly or by amendment, merger, consolidation or otherwise:

(i)           amend its certificate of incorporation in any manner that adversely affects the rights of the Holders;

(ii)           alter or change adversely the voting or other powers, preferences, rights, privileges, or restrictions of the Series A Preferred Stock contained herein or alter or amend this Certificate of Designations;

(iii)           increase the authorized number of shares of Preferred Stock or Series A Preferred Stock or reinstate or issue any other series of preferred stock;

(iv)           redeem, purchase or otherwise acquire directly or indirectly any Junior Securities or any shares pari passu with the Series A Preferred Stock;

(v)           directly or indirectly pay or declare any dividend or make any distribution in respect of, any Junior Securities (subject to Section 3(c) below), or set aside any monies for the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities or any shares pari passu with the Series A Preferred Stock;

(vi)           authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation (as defined in Section 4 below) senior to or otherwise pari passu with the Series A Preferred Stock; or

(vii)           enter into any agreement with respect to any of the foregoing.

4.           Liquidation, Dissolution, or Winding-Down.

a.           Payments to Holders of Series A Preferred Stock.  Upon any liquidation, dissolution or winding-down of the Corporation, whether voluntary or involuntary ( a “Liquidation”) the Holders of the shares of Series A Preferred Stock shall be paid in cash, before any payment shall be paid to the holders of Common Stock, or any other Junior Security, an amount for each share of Series A Preferred Stock held by such holder equal to the sum of the Stated Value thereof (such applicable amount payable with respect to a share of Series A Preferred Stock sometimes being referred to as the “Individual Series A Preferred Liquidation Preference Payment” and with respect to all shares of Series A Preferred Stock in the aggregate sometimes being referred to as the “Aggregate Series A Liquidation Preference Payment”).  If, upon such liquidation, dissolution or winding-down, whether voluntary or involuntary, the assets to be distributed among the holders of shares of Series A Preferred Stock shall be insufficient to permit payment to the holders of Series A Preferred Stock of an aggregate amount equal to the Aggregate Series A Liquidation Preference Payment, then the entire assets of the Corporation to be so distributed shall be distributed ratably among the holders of Series A Preferred Stock (based on the Individual Series A Preferred Liquidation Preference Payments due to the respective holders of Series A Preferred Stock).

b.           Payments to Holders of Junior Security.  After the payment of all preferential amounts required to be paid to the Holders of the Series A Preferred Stock and any other class or series of stock of the Corporation ranking on liquidation senior to or on a parity with the Series A Preferred Stock, the holders of shares of Junior Security then outstanding shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders as otherwise set forth in the Corporation’s certificate of incorporation.

5.           Conversion.  The Holders of Series A Preferred Stock shall have the conversion rights as follows.

a.           Optional Conversion.

i.           Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof (in each instance, an “Optional Conversion”), at any time after the Original Issue Date (subject to the limitations set forth in Section 5(f) below), and without the payment of additional consideration by the holder thereof, into such number of fully-paid and nonassessable shares of Common Stock as is determined by dividing the Stated Value per share by the Series A Conversion Price in effect at the time of conversion.  The “Series A Conversion Price” shall initially be $0.04 per share; provided, however, that the Series A Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided in Section 6 below.  Shares of Series A Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

ii.           Holders shall effect Optional Conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”).  Each Notice of Conversion shall specify the number of shares of Series A Preferred Stock to be converted, the number of shares of Series A Preferred Stock owned prior to the conversion at issue, the number of shares of Series A Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile such Notice of Conversion to the Corporation (such date, the “Conversion Date”).  If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder.  To effect conversions of shares of Series A Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing such shares of Series A Preferred Stock to the Corporation unless all of the shares of Series A Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Series A Preferred Stock promptly following the Conversion Date at issue. Certificates representing the Series A Preferred Stock shall have the following legend:

THE HOLDER AND ANY ASSIGNEE OR TRANSFEREE, BY ACCEPTANCE OF THIS STOCK CERTIFICATE, ACKNOWLEDGE AND AGREE THAT, PURSUANT TO SECTION 5.A.II. OF THE CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF THE SERIES A CONVERTIBLE PREFERRED STOCK, THE NUMBER OF SHARES REFLECTED ON THE FACE OF THIS CERTIFICATE MAY NOT BE THE ACTUAL NUMBER OF SHARES HELD BY THE HOLDER OR ASSIGNEE.  PLEASE INQUIRE WITH THE CORPORATION AS TO THE ACTUAL NUMBER OF SHARES EVIDENCED BY THIS CERTIFICATE.

b.           Mandatory Conversion.

i.           Upon the later to occur of (A) the Corporation’s market capitalization equals or exceeds $20 million (determined by multiplying the number of shares of its Common Stock outstanding by the Market Price (as hereinafter defined) of the Corporation’s Common Stock) for ten (10) Trading Days within any consecutive thirty (30) day period, and (B) the effectiveness of the Reverse Split (as hereinafter defined), each outstanding share of the Series A Preferred Stock will automatically be converted into such number of fully-paid and nonassessable shares of Common Stock as is determined by dividing the Stated Value per share by the Series A Conversion Price in effect at the time of conversion,  without any further act of the Corporation or its stockholders (“Mandatory Conversion”).  For the purposes hereof, “Market Price” as of a particular date (the “Valuation Date”) shall mean the following: (a) if the Common Stock is then listed on a national stock exchange, the closing sale price of one share of Common Stock on such exchange on the last trading day prior to the Valuation Date; (b) if the Common Stock is then quoted on the Over-the-Counter Bulletin Board (the “Bulletin Board”) or such similar quotation system or association, the closing sale price of one share of Common Stock on the Bulletin Board or such other quotation system or association on the last trading day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low asked price quoted thereon on the last trading day prior to the Valuation Date; or (c) if the Common Stock is not then listed on a national stock exchange or quoted on the Bulletin Board or such other quotation system or association, the fair market value of one share of Common Stock as of the Valuation Date, as determined in good faith by the Board of Directors of the Company and the Holders.  For the purposes hereof, “Reverse Split” means the 1-for-10 reverse split of the Corporation’s Common Stock to be effected by the Corporation within sixty (60) days after the first sale of the Corporation’s Series A Preferred Stock.

ii.           Upon the occurrence of a Mandatory Conversion, the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the Corporation or the Holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent.

c.           Delivery of Certificates Upon Conversion. Not later than ten (10) Trading Days after each Conversion Date, or Mandatory Conversion (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder a certificate or certificates representing the number of shares of Common Stock being acquired upon the conversion of shares of Series A Preferred Stock.  If in the case of any Notice of Conversion delivered in connection with an Optional Conversion, such certificate or certificates are not delivered to or as directed by the applicable Holder by the tenth (10th) Trading Day after the Conversion Date, the applicable Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such certificate or certificates, to rescind such Conversion Notice by written notice to the Corporation, in which event the Corporation shall promptly return to such Holder any original Series A Preferred Stock certificate delivered to the Corporation and such Holder shall promptly return any Common Stock certificates representing the shares of Series A Preferred Stock tendered for conversion to the Corporation.

d.           Obligation Absolute; Damages.  The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series A Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder.  If the Corporation fails to deliver to a Holder such certificate or certificates pursuant to this Section on the tenth (10th) Trading Day after the Share Delivery Date applicable to such conversion, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Stated Value of Series A Preferred Stock being converted, $10 per Trading Day for each Trading Day after such tenth (10th) Trading Day after the Share Delivery Date until such certificates are delivered.

e.           Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series A Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series A Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable  upon the conversion of all outstanding shares of Series A Preferred Stock.  The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

f.           Beneficial Ownership Limitation.  The Corporation shall not effect any conversion of the Series A Preferred Stock, and a Holder shall not have the right to convert any portion of the Series A Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any other person or entity acting as a group together with such Holder or any of such Holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Stated Value of Series A Preferred Stock beneficially owned by such Holder or any of its Affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Holder or any of its Affiliates.  Except as set forth in the preceding sentence, for purposes of this Section 5(f), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  To the extent that the limitation contained in this Section applies, the determination of whether the Series A Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates) and how many shares of Series A Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Series A Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates) and how many shares of the Series A Preferred Stock are convertible, in each case subject to such aggregate percentage limitations.  To ensure compliance with this restriction, each Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination.  In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  For purposes of this Section, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (A) the Corporation’s most recent Form 10-Q or Form 10-K, as the case may be, (B) a more recent public announcement by the Corporation or (C) a more recent notice by the Corporation or the Corporation’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Corporation shall within two (2) Trading Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series A Preferred Stock, by such Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported.  The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series A Preferred Stock held by the applicable Holder.  The limitations contained in this paragraph shall apply to a successor holder of Series A Preferred Stock.  In the event that a Mandatory Conversion would cause the 9.99% the Beneficial Ownership Limitation to otherwise be breached, only that number of shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock such that the beneficial ownership of the Holder is equal to the Beneficial Ownership Limitation, unless such limitation is otherwise waived in writing by the Holder, and any shares of Series A Preferred Stock remaining outstanding shall remain outstanding but shall have no rights, including any right to vote on an as converted basis with the Common Stock, except the right to convert such Series A Preferred Stock into Common Stock at the option of the Holder or, automatically, at such time and to the extent that conversion thereof would not cause the Holder’s beneficial ownership to breach the Beneficial Ownership Limitation.  Notwithstanding anything to the contrary contained herein, the Beneficial Ownership Limitation provisions of this Section may be waived by such Holder, at the election of such Holder, upon not less than sixty one (61) days’ prior notice to the Corporation, and the provisions of this Section shall continue to apply.

g.           Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock.  In lieu of any fractional shares to which the Holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors, or round-up to the next whole number of shares, at the Corporation’s option.  Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the Holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

6.           Certain Adjustments.

a.           Subdivision or Combination of Stock.  If, at any time while the Series A Preferred Stock is outstanding, the Corporation shall subdivide (whether by way of stock dividend, stock split or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Series A Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Corporation shall be combined (whether by way of stock combination, reverse stock split or otherwise) into a smaller number of shares, the Series A Conversion Price in effect immediately prior to such combination shall be proportionately increased.  The Series A Conversion Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described in this Section 6(a).

b.           Dividends in Stock, Property, Reclassification.  If, at any time while the Series A Preferred Stock is outstanding, the holders of Common Stock (or any shares of stock or other securities at the time receivable upon the conversion of the Series A Preferred Stock) shall have received or become entitled to receive, without payment therefore:

(i)           any shares of stock or other securities that are at any time directly or indirectly convertible into or exchangeable for Common Stock, or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution, or

(ii)           additional stock or other securities or property (other than cash in respect of which shall be covered by the terms of Section 3(c) above) by way of spin-off, split-up, reclassification, combination of shares or similar corporate rearrangement (other than shares of Common Stock issued as a stock split or adjustments in respect of which shall be covered by the terms of Section 6(a) above), then and in each such case, the Series A Conversion Price shall be adjusted proportionately, and the Holder hereof shall, upon the conversion of the Series A Preferred Stock, be entitled to receive, in addition to the number of shares of Common Stock receivable thereupon, and without payment of any additional consideration therefor, the amount of stock and other securities and property that such Holder would hold on the date of such exercise had such Holder been the holder of record of such Common Stock as of the date on which holders of Common Stock received or became entitled to receive such shares or all other additional stock and other securities and property.  The Series A Conversion Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described in this Section 6(b).

c.           Reorganization, Reclassification, Consolidation, Merger or Sale.  At any time while the Series A Preferred Stock is outstanding, if any recapitalization, reclassification or reorganization of the capital stock of the Corporation, or any consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all of its assets or other transaction shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or other assets or property (an “Organic Change”), then lawful and adequate provisions shall be made by the Corporation whereby the Holders shall thereafter have the right to purchase and receive (in lieu of the shares of the Common Stock of the Corporation immediately theretofore purchasable and receivable upon the conversion of the Series A Preferred Stock) such shares of stock, securities or other assets or property as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore purchasable and receivable assuming the full conversion of the Series A Preferred Stock. In the event of any Organic Change, appropriate provision shall be made by the Corporation with respect to the rights and interests of the Holders to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Series A Conversion Price) shall thereafter be applicable, in relation to any shares of stock, securities or assets thereafter deliverable upon the conversion thereof. To the extent necessary to effect the foregoing provisions, the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument executed and mailed or delivered to each Holder at the last address of such Holder appearing on the books of the Corporation, the obligation to deliver to such Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to purchase.  If there is an Organic Change, then the Corporation shall cause to be mailed to each Holder at its last address as it shall appear on the books and records of the Corporation, at least ten (10) calendar days before the effective date of the Organic Change, a notice stating the date on which such Organic Change is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares for securities, cash, or other property delivered upon such Organic Change; provided, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.  Each Holder is entitled to convert such Holder’s Series A Preferred Stock during the 10-day period commencing on the date of such notice to the effective date of the event triggering such notice.  In any event, the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets shall be deemed to assume such obligation to deliver to such Holder such shares of stock, securities or assets even in the absence of a written instrument assuming such obligation to the extent such assumption occurs by operation of law.

d.           Subsequent Equity Sales. If the Corporation at any time while the Series A Preferred Stock is outstanding, sells, grants or otherwise issues (or announces any sale, grant or other issuance related to the foregoing) any Common Stock or Common Stock Equivalents entitling any person to acquire shares of Common Stock, at an effective price per share less than the then Series A Conversion Price (such lower price, the “Base Share Price” and such issuances collectively, a “Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share which is less than the Series A Conversion Price, such issuance shall be deemed to have occurred for less than the Series A Conversion Price on such date of the Dilutive Issuance), then immediately after such issue or sale the Series A Conversion Price then in effect shall be reduced to an amount equal to such Base Share Price, provided that in no event shall the Conversion Price be reduced below the par value of the Common Stock.  Upon each such adjustment of the Series A Conversion Price hereunder, the number of Conversion Shares issuable upon conversion of this Note shall be adjusted to the number of shares determined by multiplying the Series A Conversion Price in effect immediately prior to such adjustment by the number of Conversion Shares issuable upon conversion immediately prior to such adjustment and dividing the product thereof by the Series A Conversion Price resulting from such adjustment.  Such adjustment to the Series A Conversion Price shall be made whenever such Common Stock or Common Stock Equivalents are issued.  Notwithstanding the foregoing, no adjustments shall be made, paid or issued under this Section 6(d) in respect of an Exempt Issuance.  The Corporation shall notify the Holder in writing, no later than the third (3rd) Trading Day following the issuance of any Common Stock or Common Stock Equivalent subject to this section, indicating therein the applicable issuance price, or of applicable reset price, exchange price, conversion price and other pricing terms.  In the event any Common Stock Equivalents are issued which have a Common Stock purchase price below the Series A Conversion Price and such Common Stock Equivalents shall be cancelled, expire or otherwise be of no further force or effect, than any prior adjustment to the Series A Conversion Price shall be rescinded.  Notwithstanding anything to the contrary contained herein, any good faith issuance of shares of Common Stock issued or issuable to any employees, officers or directors of the Company pursuant to stock grants, option plans, purchase plans, or other employees stock incentive programs or arrangements approved by the Board of Directors, or upon any subsequent exercise of options or warrants granted to such parties pursuant to any such plan or arrangement shall not be deemed a Dilutive Issuance.

e.           Subsequent Rights Offerings. If the Corporation, at any time while the Series A Preferred Stock is outstanding, shall issue rights, options or warrants to all holders of Common Stock (and not to the Holders) entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the VWAP as of the record date mentioned below, then the Series A Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Series A Conversion Price by a fraction, (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of shares of Common Stock which the aggregate consideration received or to be received by the Corporation for the total number of additional shares of Common Stock so issued would purchase at such VWAP; and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such additional shares of Common Stock so issued; provided that, (i) for the purpose of this Section 6(e), all shares of Common Stock issuable upon conversion or exchange of convertible securities outstanding immediately prior to such issue shall be deemed to be outstanding, and (ii) the number of shares of Common Stock deemed issuable upon conversion or exchange of such outstanding convertible securities shall be determined without giving effect to any adjustments to the conversion or exchange price or conversion or exchange rate of such convertible securities resulting from the issuance of rights, options or warrants that is the subject of this calculation.  Such adjustment shall be made whenever such rights, options or warrants are issued, and shall become effective immediately after the record date for the determination of shareholders entitled to receive such rights, options or warrants.

(b)           Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 6, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall promptly furnish or cause to be furnished to such Holder a like certificate setting forth: (i) such adjustments and readjustments; and (ii) the number of shares and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred Stock.

7.           Redemption upon Triggering Events.

a.           “Triggering Event” means any one or more of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i.           (A) the Corporation merges into or consolidates with any other Person, or any Person merges into or consolidates with the Corporation and, after giving effect to such transaction, the shareholders of the Corporation immediately prior to such transaction own less than fifty-one percent (51%) of the aggregate voting power of the Corporation or the successor entity of such transaction, or (B) the Corporation sells or transfers all or substantially all of its assets to another Person and the shareholders of the Corporation immediately prior to such transaction own less than fifty-one percent (51%) of the aggregate voting power of the acquiring entity immediately after the transaction, (C) the execution by the Corporation of an agreement to which the Corporation is a party or by which it is bound, providing for any of the events set forth in clauses (A) through (B) herein, or (D) the change (including, without limitation, by an increase in the number of directors) within any 24-month period of 50% or more of the directors of the Corporation who are members of its Board of Directors on the date hereof;

ii.           the Corporation shall fail to have available a sufficient number of authorized and unreserved shares of Common Stock to issue to such Holder upon a conversion hereunder;

iii.           unless specifically addressed elsewhere in this Certificate of Designations as a Triggering Event, the Corporation shall fail to observe or perform any other covenant, agreement or warranty contained in this Certificate of Designations, and such failure or breach shall not, if subject to the possibility of a cure by the Corporation, have been cured within twenty (20) calendar days after the date on which written notice of such failure or breach shall have been delivered;

iv.           there shall have occurred a Bankruptcy Event; or

v.           any monetary judgment, writ or similar final process shall be entered or filed against the Corporation, any Subsidiary or any of their respective property or other assets for greater than $200,000, and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of thirty (30) calendar days.

b.           Upon the occurrence of a Triggering Event, each Holder shall (in addition to all other rights it may have hereunder or under applicable law) have the right, exercisable at the sole option of such Holder, to require the Corporation to redeem all of the Series A Preferred Stock then held by such Holder for a redemption price equal to the Stated Value of the Series A Preferred Stock (the “Triggering Redemption Amount”). The Triggering Redemption Amount shall be due and payable within ten (10) Trading Days of the date on which the notice for the payment therefor is provided by a Holder (the “Triggering Redemption Payment Date”).  If the Corporation fails to pay in full the Triggering Redemption Amount hereunder on the date such amount is due in accordance with this Section, the Corporation will pay interest thereon at a rate equal to the lesser of fifteen percent (15%) per annum or the maximum rate permitted by applicable law, accruing daily from such date until the Triggering Redemption Amount, plus all such interest thereon, is paid in full.  For purposes of this Section, a share of Series A Preferred Stock is outstanding until such date as the applicable Holder has been paid the Triggering Redemption Amount in cash.

8.           Definitions. As used herein, the following terms shall have the following meanings:

a.           “Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Securities Act.  With respect to a Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate of such Holder.

b.           “Bankruptcy Event” means any of the following events: (a) the Corporation or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Corporation or any Significant Subsidiary thereof; (b) there is commenced against the Corporation or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within sixty (60) days after commencement; (c) the Corporation or any Significant Subsidiary thereof is adjudicated.

c.           “Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

d.           “Common Stock” means the Corporation’s common stock, par value $0.001 per share.

e.           “Common Stock Equivalents” means any securities of the Corporation which would entitle the holder thereof to acquire at any time Common Stock, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

f.           “Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock in accordance with the terms hereof.

g.           “Exempt Issuance” means (i) shares of Common Stock issued or issuable upon conversion or exchange of any convertible securities or exercise of any options outstanding on the Original Issue Date; (ii) shares of Common Stock issued or issuable upon conversion of the Series A Preferred Stock; (iii) shares of Common Stock issued or issuable by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Sections 6(a) through (c) above; (iv) shares of Common Stock issued in a registered public offering under the Securities Act; (v) shares of Common Stock issued or issuable pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement; or (vi) shares of Common Stock issued or issuable to officers, directors and employees of, or consultants to, the Corporation pursuant to stock grants, option plans, purchase plans or other employee stock incentive programs or arrangements approved by the Board of Directors, or upon exercise of options or warrants granted to such parties pursuant to any such plan or arrangement.

h.           “Holder” means a holder of Series A Preferred Stock.

i.           “Junior Security” means the Common Stock and all other securities of the Corporation, including Common Stock Equivalents of the Corporation other than those securities which are explicitly senior or pari passu to the Series A Preferred Stock in dividend rights or liquidation preference.

j.           “Original Issue Date” the date the Corporation initially issues the shares of Series A Preferred Stock, regardless of the number of times transfer of such share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such share.

k.           “Person” shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

l.           “SEC” means the United States Securities and Exchange Commission.

m.           “Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

n.           “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

o.           “Subsidiary” shall mean any corporation, association, partnership, limited liability company or other business entity of which more than fifty percent (50%) of the total voting power is, at the time, owned or controlled, directly or indirectly, by the Corporation or one or more of the other Subsidiaries of the Corporation or a combination thereof.

p.           “Trading Day” means any day on which the Common Stock is traded on the primary national or regional stock exchange on which the Common Stock is listed, or if not so listed, the OTC Bulletin Board, if quoted thereon, is open for the transaction of business.

q.           “VWAP” of a share of Common Stock as of a particular date (the “Determination Date”) means the price determined by the first of the following clauses that applies: (a) if shares of Common Stock are traded on a national securities exchange (an “Exchange”), the weighted average of the closing sale price of a share of the Common Stock of the Corporation on the last fifteen (15) Trading Days prior to the Determination Date reported on such Exchange as reported in The Wall Street Journal (weighted with respect to the trading volume with respect to each such day), (b) if shares of Common Stock are not traded on an Exchange but trade in the over-the-counter market and such shares are quoted on the National Association of Securities Dealers Automated Quotations System (“NASDAQ”), the weighted average of the closing sale price of a share of the Common Stock of the Corporation on the last fifteen (15) Trading Days prior to the Determination Date reported on NASDAQ as reported in The Wall Street Journal (weighted with respect to the trading volume with respect to each such day), (c) if such shares are an issue for which last sale prices are not reported on NASDAQ, the average of the closing sale price, in each case on the last fifteen (15) Trading Days (or if the relevant price or quotation did not exist on any of such days, the relevant price or quotation on the next preceding Business Day on which there was such a price or quotation) prior to the Determination Date as reported by the Over the Counter Bulletin Board (the “OTCBB”), or any other successor organization, (d) if no closing sales price is reported for the Common Stock by the OTCBB or any other successor organization for such day, the average of the closing sale price, in each case on the last fifteen (15) Trading Days (or if the relevant price or quotation did not exist on any of such days, the relevant price or quotation on the next preceding business day on which there was such a price or quotation) prior to the Determination Date as reported by  the “pink sheets” by the Pink Sheets, LLC, or any successor organization, (e) if no closing sales price is reported for the Common Stock by the OTCBB or any other successor organization for such day, then the average of the high and low bid and asked price of any of the market makers for the Common Stock as reported on the OTCBB or in the “pink sheets” by the Pink Sheets, LLC on the last fifteen (15) Trading Days, or (e) in all other cases, the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation.

IN WITNESS WHEREOF, this Certificate of Designations, Preferences and Rights of Series A Preferred Stock has been executed by a duly authorized officer of the Corporation on this 25th day of January, 2013.

MOJO ORGANICS, INC.

By:	/s/ Glenn Simpson
Name: Glenn Simpson
Title: CEO